Exhibit 99.1

WWA GROUP ACQUIRES SUMMIT DIGITAL

New Directors and Officers to take over operations

Sterling Heights, Michigan--(Marketwired)—June 10, 2013 -- WWA Group, Inc. (OTCBB: WWAG - News) announced today that  it has acquired all of the issued and outstanding shares of Summit Digital, Inc. (“Summit Digital”), a Michigan-based multi-system operator providing Cable TV, Broadband Internet, voice telephony, Wireless Internet Service Provider (WISP) and related service to a rapidly expanding base of rural, semirural, and gated communities in the American Midwest.

“Operating as a public company is an essential part of our business plan,” explained Summit Digital CEO Tom Nix.  “Summit grows by acquiring underutilized rural and semi-rural Cable systems and upgrading them to provide service equivalent to their urban counterparts.  As part of a public corporation we will have the ability to include equity transactions in our acquisition strategy, allowing us to accelerate acquisitions and growth.”

The closing of the acquisition also calls for new officers and directors. Tom Nix has been appointed as a director and CEO, replacing Eric Montandon, and Stephen Spencer has been appointed as a director and CFO, replacing Digamber Naswa.  Mr. Montandon will retain his seat on the Board of Directors.

“Owners and investors in the systems we acquire see the potential in upgraded services, but in many cases lack the financing or expertise to make the most of what they have,” continued Nix.  “They understand the advantages of consolidation and the real value of being acquired by a public company”.

Michigan-based Summit Digital acquires Wireless Internet providers and underutilized rural and semi-rural Cable systems, many of them providing only TV service, and upgrades them to provide the full "triple play" packages of TV, Broadband Internet, and voice telephony that dominate the urban cable market, increasing per-subscriber revenue and attracting new subscribers within the existing system footprint.  Summit Digital builds value by acquiring systems at valuations based on their limited existing revenues and upgrading them to their full potential.

For further investor information, please contact Tom Nix or access Summit Digital’s Website at www.summitdigital.us.

Forward-Looking Statements:

A number of statements contained in this press release are forward-looking statements. These forward-looking statements involve a number of risks and uncertainties including the timely development, and market acceptance of products and technologies, competitive market conditions, successful integration of acquisitions, and the ability to secure additional sources of financing as required. The actual results WWA Group may achieve could differ materially from any forward-looking statements due to such risks and uncertainties. WWA Group encourages the public to read the information provided here in conjunction with its most recent filings on Form 10-K and Form 10-Q. WWA Group's public filings may be viewed at www.sec.gov.

Contact:

Summit Digital, Inc.

Tom Nix, (231) 825-2500